EX 26 (h) i. c1.

AMENDMENT

to the

FUND PARTICIPATION AGREEMENT

AMENDMENT, dated as of May 1, 2006, to the Fund Participation Agreement dated as of the 7th day of March 2003 (the “Agreement”), by and between American Funds Insurance Series (“Series”), Capital Research and Management Company (“CRMC”), and C.M. Life Insurance Company (“C.M. Life”).

WHEREAS, Series, CRMC and C.M. Life wish to amend the Agreement by replacing Schedule A thereto with the revised Schedule A attached hereto;

NOW, THEREFORE, the parties hereby agree as follows:

1.)	Schedule A is replaced in its entirety with the revised Schedule A attached hereto.

Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Michael J. Downer
Name:	Michael J. Downer
Title:

C.M. LIFE INSURANCE COMPANY

By:	/s/ Melissa Millan
Name:	Melissa Millan
Title:	Sr. Vice President

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael J. Downer
Name:	Michael J. Downer
Title:

SCHEDULE A

Survivorship Variable Universal Life

Survivorship Variable Universal Life II

Variable Universal Life